Ex.  99.25(2)(e)

Dividend Reinvestment Plan

Effective December 1, 2023

Jackson Credit Opportunities Fund, a Massachusetts business trust (the “Fund”), hereby adopts the following Dividend Reinvestment Plan (the “Plan”) with respect to distributions declared by its board of trustees (the “Board”) on its shares of beneficial interest (the “Shares”):

1.         Participation; Agent. The Fund’s Plan is available to shareholders of record of the Shares. UMB Fund Services, Inc. (“UMB”), acting as agent for each participant in the Plan, will apply income dividends or capital gains or other distributions (each, a “Distribution” and collectively, “Distributions”), net of any applicable U.S. withholding tax, that become payable to such participant on Shares (including Shares held in the participant’s name and Shares accumulated under the Plan), to the purchase of additional whole and fractional Shares for such participant.

2.         Eligibility and Election to Participate. Participation in the Plan is limited to registered owners of Shares. The Fund’s Board reserves the right to amend or terminate the Plan in accordance with Section 12 hereof. Shareholders automatically participate in the Plan, unless and until an election is made to withdraw from the Plan on behalf of such participating shareholder in accordance with Section 11 hereof. Shareholders electing not to participate in the Plan will receive such Distributions in cash. If participating in the Plan, a shareholder is required to include all of the Shares owned by such shareholder in the Plan.

3.         Share Purchases. When the Fund declares a Distribution, UMB, on the shareholder’s behalf, will receive additional authorized Shares from the Fund either newly issued or repurchased from shareholders by the Fund and held as treasury stock. The number of Shares to be received when Distributions are reinvested will be determined by dividing the amount of the Distribution by the Fund’s net asset value per share on the ex-dividend date. There will be no sales load charged on Shares issued to a shareholder under the Plan. In making purchases for the accounts of participants, UMB may commingle the funds of one participant with those of other participants in the Plan. All Shares purchased under the Plan will be held in the name of each participant. In the case of shareholders, such as banks, brokers or nominees, that hold Shares for others who are beneficial owners participating under the Plan, UMB will administer the Plan on the basis of the number of Shares certified from time to time by the record shareholder as representing the total amount of Shares registered in the shareholder’s name and held for the account of beneficial owners participating under the Plan.

4.         Timing of Purchases. The Fund expects to issue Shares pursuant to the Plan, immediately following each Distribution payment date and UMB will make every reasonable effort to reinvest all Distributions on the day the Distribution is paid (except where necessary to comply with applicable securities laws) by the Fund. If, for any reason beyond the control of UMB, reinvestment of the Distributions cannot be completed within 30 days after the applicable Distribution payment date, funds held by UMB on behalf of a participant will be distributed to that participant.

5.         Account Statements. UMB will maintain all shareholder accounts and furnish or cause to be furnished written confirmations of all transactions in the accounts, including information needed by shareholders for personal and tax records. UMB will hold Shares acquired pursuant to the Plan in the account of the shareholders in non-certificated form in the name of the participant, and each shareholder’s proxy, if any, will include those Shares purchased pursuant to the Plan. UMB will send each participant a confirmation of each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the acquisition date. No less frequently than quarterly, UMB will provide to each participant an account statement showing the Distribution, the number of Shares purchased with the Distribution, and the year-to-date and cumulative Distributions paid. UMB will distribute or cause to be distributed all proxy solicitation materials, if any, to participating shareholders.

6.        Expenses. There will be no direct expenses to participants for the administration of the Plan. There is no direct service charge to participants with regard to purchases under the Plan; however, the Fund reserves the right to amend the Plan to include a service charge payable by the participants. Administrative fees associated with the Plan will be paid by the Fund.

7.        Taxation of Distributions. The reinvestment of Distributions does not relieve the participant of any taxes which may be payable on such Distributions. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

8.        Share Certificates. UMB will hold Shares in the account of the shareholders in non-certificated form in the name of the participant. It is not contemplated that certificates for whole or fractional Shares will be issued. Each participant, nevertheless, has the right to request certificates for whole and fractional Shares owned.

9.        Voting of Shares. Shares issued pursuant to the Plan will have the same voting rights as the Shares issued pursuant to the Fund’s public offering. UMB will forward to each participant any proxy solicitation material. UMB will vote any Shares held for a participant first in accordance with the instructions set forth on proxies returned by such participant to the Fund, and then with respect to any proxies not returned by such participant to the Fund, in the same proportion as UMB votes the proxies returned by the participants to the Fund.

10.     Absence of Liability. Neither the Fund nor UMB shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as expressly set forth herein. Neither the Fund nor UMB shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a participant’s account prior to receipt of written notice of such participant’s death, or (b) with respect to prices at which Shares are purchased or sold for the participant’s account and the terms on which such purchases and sales are made. Each participant’s uninvested funds held by UMB will not bear interest. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE U.S. FEDERAL SECURITIES LAWS CANNOT BE WAIVED.

11.     Termination of Participation. A shareholder who does not wish to have Distributions automatically reinvested may terminate participation in the Plan at any time by written instructions to that effect to UMB at PO Box 2175, Milwaukee, WI 53201, by calling UMB at 877-545-0041, or by completing and returning the transaction form attached to each Plan statement. Such written instructions must be received by UMB at least one business (1) day prior to the record date of the Distribution (or the date the Distribution is declared, if different from the record date) or the shareholder will receive such Distribution in Shares through the Plan.

12.     Amendment, Supplement, Termination, and Suspension of Plan. This Plan may be amended, supplemented, or terminated by the Fund at any time upon 30 days’ written notice to shareholders. The amendment or supplement shall be filed with the Securities and Exchange Commission as an exhibit to a subsequent appropriate filing made by the Fund and shall be deemed to be accepted by each participant unless, prior to its effective date thereof, UMB receives written notice of termination of the participant’s account. Amendment may include an appointment by the Fund or UMB with the approval of the Fund of a successor agent, in which event such successor shall have all of the rights and obligations of UMB under this Plan. The Fund may suspend the Plan at any time without notice to the participants.

13.     Governing Law. This Plan and the authorization form signed by the participant (which is deemed a part of this Plan) and the participant’s account shall be governed by and construed in accordance with the laws of the State of Michigan.